Exhibit 10.5

198 Inverness Drive West Englewood, CO 80112
December 19, 2005
Ms. Marilyn B. Neal
c/o Dex Media, Inc.
198 Inverness Drive West
Englewood, CO 80112
Re: Payment Made in Cancellation of Certain Payments
     This Letter Agreement confirms the understanding reached between you and Dex Media, Inc., a Delaware corporation (together with any successor thereto, the “Company”) with respect to amounts payable to you in consideration of the cancellation of certain payments due to you under that certain Amended and Restated Employment Agreement, dated as of July 15, 2004 (the “Employment Agreement”), as amended by that certain letter agreement between you and the Company, dated October 2, 2005 (the “First Letter Amendment”). This Letter Agreement is intended to comply in good faith with Section 409A of the Internal Revenue Code and the regulations and other Treasury Department guidance promulgated thereunder (including, without limitation, the transition rules set forth in the Preamble to Prop. Treas. Reg. Section 1.409A and IRS Notice 2005-1). Capitalized terms used in this Letter Agreement and not defined herein shall have the meaning given such terms in the Employment Agreement or the First Letter Amendment, as applicable.
     In accordance with Section 2 of the First Letter Amendment, you have given notice to the Company that you will resign your employment with the Company without Good Reason, effective December 31, 2005.
     You hereby acknowledge and agree that payment by the Company to you of a lump sum amount equal to $1,379,781 on or before December 31, 2005 (the “Payment”), subject to your execution of a waiver and release of claims, shall fully satisfy any and all obligations of the Company to you pursuant to Sections 1, 2(a) and 2(b) of the First Letter Amendment and the Company shall have no further obligations to you pursuant to such Sections 1, 2(a) and 2(b) and no further obligations to you with respect to severance payments under the First Letter Amendment, the Employment Agreement or otherwise.
     You and the Company hereby acknowledge and agree that, except for the cancellation of the Company’s obligations under Sections 1, 2(a) and 2(b) of the First Letter Amendment as provided herein, the First Letter Amendment and the Employment Agreement shall remain in full force and effect, including, but not limited to, the restrictive covenants set forth in Section 6, 7 and 8 of the Employment Agreement.

     You and the Company agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the terms of this Letter Agreement.
     Please indicate your acceptance of the terms and provisions of this Letter Agreement by signing both copies of this Letter Agreement and returning one copy to me. The other copy is for your files. By signing below, you acknowledge and agree that you have carefully read this Letter Agreement in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it be final and legally binding on you and the Company. This Letter Agreement shall be governed and construed under the internal laws of the State of Delaware and may be executed in several counterparts.

Very truly yours,

/s/ SCOTT BONTEMPO

Name: Scott Bontempo
Title: Senior Vice President - Human Resources

Agreed and Accepted:

/s/ MARILYN B. NEAL

Marilyn B. Neal